FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	5/24/2017
Settle Date	5/30/2017
Security Name	HUDSON YDS INFR 5% 2/15/33
CUSIP	44420RAV2
Price	118.49
Transaction Value	$ 11,849,000.00
Class Size	1,819,605,000
% of Offering	0.55%
Underwriter Purchased From	Goldman Sachs & Co. LLC
Underwriting Members: (1)	Goldman Sachs & Co. LLC
Underwriting Members: (2)	Ramirez & Co., Inc.
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Loop Capital Markets
Underwriting Members: (5)	BofA Merrill Lynch
Underwriting Members: (6)	Barclays
Underwriting Members: (7)	Citigroup
Underwriting Members: (8)	Jefferies
Underwriting Members: (9)	Raymond James
Underwriting Members: (10)	RBC Capital Markets
Underwriting Members: (11)	Siebert Cisneros Shank & Co., L.L.C.
Underwriting Members: (12)	Wells Fargo Securities
Underwriting Members: (13)	Academy Securities, Inc.
Underwriting Members: (14)	Blaylock Van, LLC
Underwriting Members: (15)	BNY Mellon Capital Markets, LLC
Underwriting Members: (16)	Cabrera Capital Markets
Underwriting Members: (17)	Drexel Hamilton, LLC
Underwriting Members: (18)	Fidelity Capital Markets
Underwriting Members: (19)	FTN Financial Capital Markets
Underwriting Members: (20)	Hilltop Securities Inc.
Underwriting Members: (21)	Janney Montgomery Scott
Underwriting Members: (22)	Mesirow Financial, Inc.
Underwriting Members: (23)	Mischler Financial Group
Underwriting Members: (24)	Morgan Stanley
Underwriting Members: (25)	Oppenheimer & Co.
Underwriting Members: (26)	PNC Capital Markets LLC
Underwriting Members: (27)	Rice Financial Products Company
Underwriting Members: (28)	Roosevelt & Cross Incorporated
Underwriting Members: (29)	Stern Brothers & Co.
Underwriting Members: (30)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (31)	TD Securities
Underwriting Members: (32)	The Williams Capital Group, L.P.
Underwriting Members: (33)	U.S. Bancorp Investments, Inc.